Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Pennsylvania Real Estate Investment Trust:

We consent to the use of our reports dated February 29, 2012, with respect to the consolidated balance sheets of Pennsylvania Real Estate Investment Trust and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 22, 2012